Exhibit 99.1

United Bancorporation of Alabama, Inc. Annual Shareholders Meeting May 6, 2009

Selected Financial Data

Income Statement ($000's) 2008 2007 2006 2005 2004 Net Interest Income 13,799 13,647 15,294 13,592 10,814 Provision for Loan Loss 2,300 1,380 960 880 720 Noninterest Income 4,741 3,992 3,912 3,136 3.045 Noninterest expense 16,164 15,453 14,089 11,913 10,374 Net earnings 546 1,032 3,135 2,895 2,153

Balance Sheet ($000's) 2008 2007 2006 2005 2004 Assets 550,045 457,302 426,171 369,829 311,963 Loans, net 276,188 263,156 242,627 227,282 194,617 Deposits 491,155 368,903 326,835 291,020 250,957 Equity 42,123 31,921 30,725 28,026 26,345

Per Share Data 2008 2007 2006 2005 2004 Earnings $0.24 $0.46 $1.41 $1.30 $0.97 Dividend $0.30 $0.375 $0.30 $0.30 $0.30

2008 Locations Office Expansions Loxley, AL office opened in September Milton, FL office opened November Suspended further development of Spanish Fort, AL Bank's excess property listed for sale in Lillian, Al ;Spanish Fort, AL; Foley, AL & Milton, FL

2008/2009 Actions Non-Interest Expense reduction of $40,000 per month Emphasis on Net Interest Margin to offset reduction in WSJ Prime from 7.25% to 3.25% Non Interest Income increase of $748,000 2008 vs 2007 Balance sheet realignment

2008 Regulatory Actions & Response Participated in Capital Purchase Program by issuance of $10.3 million in Preferred Stock Opted in to higher FDIC limits and coverage

1st Quarter 2009 3/31/2009 12/31/2008 Assets $500,798,323 $550,045,007 Loans 283,383,562 279,779,877 Allowance 3,913,301 3,591,558 Deposits 444,128,151 491,155,626 Equity 42,143,525 42,122,641 Net Income $ 209,327 $ 312,734